Exhibit 99.1

News Release

Global Headquarters: 200 Innovation Way, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Ed Markey
330-796-8801
ANALYST CONTACT:	Christina Zamarro
330-796-1042
FOR IMMEDIATE RELEASE

Goodyear Reports First Quarter 2019 Results

•	First quarter revenue per tire up 4%, excluding foreign exchange

•	U.S. consumer replacement tire shipments increase 6%

•	Modernization of Hanau and Fulda plants will increase cost-effective supply of premium tires

•	Goodyear extends maturity and increases liquidity in €800 million European revolving credit facility refinancing

AKRON, Ohio, April 26, 2019 – The Goodyear Tire & Rubber Company today reported results for the first quarter of 2019.

“We gained momentum in the U.S. during the quarter, as our consumer and commercial replacement businesses both grew share, while increasing the value we capture in the marketplace,” said Richard J. Kramer, chairman, chief executive officer and president. “In addition, we took steps to increase our long-term competitiveness. The plans we announced to modernize our Hanau and Fulda manufacturing facilities in Germany will improve our supply of cost-effective premium tires in Europe, helping us achieve our goal of having the right tire, at the right place, at the right time, at the right cost,” added Kramer.

Goodyear’s first quarter 2019 sales were $3.6 billion, down 6% from $3.8 billion a year ago, driven by unfavorable currency translation and lower volume in its international businesses, partially offset by improvements in price/mix.

Tire unit volumes totaled 38.0 million, down 3% from 39.0 million in the year ago quarter. Original equipment unit volume declined 7%, primarily reflecting weaker U.S. volumes and lower automotive production in China and India. Replacement tire shipments were down less than 1% compared with a year ago.

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Goodyear’s net loss was $61 million in the first quarter of 2019 (26 cents per share) compared to net income of $75 million (31 cents per share) in the year-ago quarter. The first quarter of 2019 included several significant items, most notably $93 million in charges related to the previously announced plan to modernize two tire manufacturing facilities in Germany. First quarter 2019 adjusted net income was $45 million (19 cents per share) compared to $122 million (50 cents per share) in 2018. Per share amounts are diluted.

The company reported first quarter segment operating income of $190 million in 2019, down from $281 million a year ago. The decrease reflects higher raw material costs, lower volume, unfavorable foreign currency translation, and weaker results from other tire-related businesses, partially offset by favorable price/mix, improved overhead absorption and net cost savings.

Reconciliation of Non-GAAP Financial Measures

See the note at the end of this release for further explanation and reconciliation tables for Segment Operating Income and Margin; Adjusted Net Income; and Adjusted Diluted Earnings per Share, reflecting the impact of certain significant items on the 2019 and 2018 periods.

Business Segment Results

Americas

	First Quarter
(in millions)	2019	2018
Tire Units	16.7	16.7
Sales	$1,876	$1,929
Segment Operating Income	89	127
Segment Operating Margin	4.7%	6.6%

Americas’ first quarter 2019 sales decreased 3% from last year to $1.9 billion. Sales reflect the negative effect of foreign currency translation and lower third-party chemical sales, partially offset by improved price/mix. Replacement tire shipments were up 3%, driven by an increase of 4% in consumer replacement. U.S. consumer replacement volume increased 6% over the prior year, led by above-average growth in the 17-inch-and-greater category. Original equipment unit volume was down 8%, attributable to a 10% decrease in consumer OE driven in part by the impact of changes in OEM production.

First quarter 2019 segment operating income of $89 million was down 30% from the prior year. The decrease reflects higher raw material costs, reduced earnings from our other tire-related businesses and unfavorable foreign currency translation, partially offset by favorable price/mix and improved overhead absorption.

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Europe, Middle East and Africa

	First Quarter
(in millions)	2019	2018
Tire Units	14.4	14.7
Sales	$1,221	$1,330
Segment Operating Income	54	78
Segment Operating Margin	4.4%	5.9%

Europe, Middle East and Africa’s first quarter 2019 sales of $1.2 billion were down 8% from the prior year, which was more than explained by the negative impact of foreign currency translation. Replacement tire shipments were down 3% reflecting weaker industry demand. OE tire volume was flat.

First quarter 2019 segment operating income of $54 million was 31% less than the prior year. The decrease was driven by increased raw material and transportation costs and lower volume. These negative impacts were partially offset by improved price/mix.

Asia Pacific

	First Quarter
(in millions)	2019	2018
Tire Units	6.9	7.6
Sales	$501	$571
Segment Operating Income	47	76
Segment Operating Margin	9.4%	13.3%

Asia Pacific’s first quarter 2019 sales decreased 12% from last year to $501 million, reflecting weaker volume and the negative effect of foreign currency translation, partially offset by improved price/mix. Tire unit volumes declined 9% from last year’s first quarter. Original equipment unit volume was down 15%, reflecting weak vehicle production in China and India. Replacement tire shipments declined 4%, primarily in China.

First quarter 2019 segment operating income of $47 million was down 38% from last year, reflecting the impacts of lower volume and higher raw material costs.

German Modernization and Restructuring

During the first quarter, Goodyear announced plans to invest approximately $122 million to modernize its manufacturing facilities in Hanau and Fulda, Germany, as part of its strategy to strengthen the competitiveness of its global manufacturing footprint and increase its supply of premium, large-rim-diameter consumer tires.

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The transformation will result in the Hanau and Fulda manufacturing facilities having more automated production and being fully capable of producing consumer tires with rim diameters greater than or equal to 17 inches, better positioning the company to meet the growing demand for higher margin, premium tires in Europe.

The company anticipates that required changes to the layout of the plants, efficiency gains from the new equipment and the decision to curtail production of tires for the declining, less profitable segments of the tire market will result in approximately 1,100 job reductions. These actions will increase the productivity of both plants and the resulting conversion savings are expected to improve Europe, Middle East and Africa’s segment operating income by $60 to $70 million on an annualized basis over a three-year period beginning in 2020. The plan remains subject to consultation with relevant employee representative bodies.

European Revolving Credit Facility

The company refinanced its European revolving credit facility in March, extending the maturity to 2024, increasing the available commitments from €550 million to €800 million, decreasing the interest rate margin by 25 basis points and decreasing the annual commitment fee by 5 basis points.

Common Stock Dividend

The company paid a quarterly dividend of 16 cents per share of common stock on March 1, 2019. The Board of Directors has declared a quarterly dividend of 16 cents per share payable June 3, 2019, to shareholders of record on May 1, 2019. The payout represents an annual rate of 64 cents per share.

Conference Call

Goodyear will hold an investor conference call at 9:30 a.m. today. Prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations website: http://investor.goodyear.com.

Participating in the conference call will be Richard J. Kramer, chairman, chief executive officer and president; and Darren R. Wells, executive vice president and chief financial officer.

Investors, members of the media and other interested persons can access the conference call on the website or via telephone by calling either (800) 895-3361 or (785) 424-1062 before 9:25 a.m. and providing the Conference ID “Goodyear.” A taped replay will be available by calling (800) 839-2383 or (402) 220-7202. The replay will also remain available on the website.

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Goodyear is one of the world’s largest tire companies. It employs about 64,000 people and manufactures its products in 47 facilities in 21 countries around the world. Its two Innovation Centers in Akron, Ohio, and Colmar-Berg, Luxembourg, strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to implement successfully our strategic initiatives; actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event; foreign currency translation and transaction risks; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(financial statements follow)

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended
	March 31,
(In millions, except per share amounts)	2019	2018
NET SALES	$3,598	$3,830

Cost of Goods Sold	2,879	2,976
Selling, Administrative and General Expense	547	591
Rationalizations	103	37
Interest Expense	85	76
Other (Income) Expense	22	37

Income (Loss) before Income Taxes	(38)	113
United States and Foreign Tax Expense	6	33

Net Income (Loss)	(44)	80
Less: Minority Shareholders’ Net Income	17	5

Goodyear Net Income (Loss)	$(61)	$75

Goodyear Net Income (Loss) - Per Share of Common Stock
Basic	$(0.26)	$0.31

Weighted Average Shares Outstanding	232	240
Diluted	$(0.26)	$0.31

Weighted Average Shares Outstanding	232	244

Cash Dividends Declared Per Common Share	$0.16	$0.14

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets (unaudited)

	March 31,	December 31,
(In millions, except share data)	2019	2018
Assets:
Current Assets:
Cash and Cash Equivalents	$860	$801
Accounts Receivable, less Allowance - $115 ($113 in 2018)	2,446	2,030
Inventories:
Raw Materials	549	569
Work in Process	161	152
Finished Products	2,230	2,135

	2,940	2,856
Prepaid Expenses and Other Current Assets	246	238

Total Current Assets	6,492	5,925
Goodwill	563	569
Intangible Assets	136	136
Deferred Income Taxes	1,864	1,847
Other Assets	1,160	1,136
Operating Lease Right-of-Use Assets	862	—
Property, Plant and Equipment less Accumulated Depreciation - $10,285 ($10,161 in 2018)	7,196	7,259

Total Assets	$18,273	$16,872

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$2,737	$2,920
Compensation and Benefits	492	471
Other Current Liabilities	694	737
Notes Payable and Overdrafts	495	410
Operating Lease Liabilities due Within One Year	203	—
Long Term Debt and Finance Leases due Within One Year	466	243

Total Current Liabilities	5,087	4,781
Operating Lease Liabilities	667	—
Long Term Debt and Finance Leases	5,545	5,110
Compensation and Benefits	1,299	1,345
Deferred Income Taxes	94	95
Other Long Term Liabilities	550	471

Total Liabilities	13,242	11,802
Commitments and Contingent Liabilities
Shareholders’ Equity:
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 232 million in 2019 and 2018	232	232
Capital Surplus	2,114	2,111
Retained Earnings	6,476	6,597
Accumulated Other Comprehensive Loss	(4,014)	(4,076)

Goodyear Shareholders’ Equity	4,808	4,864
Minority Shareholders’ Equity – Nonredeemable	223	206

Total Shareholders’ Equity	5,031	5,070

Total Liabilities and Shareholders’ Equity	$18,273	$16,872

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended
	March 31,
(In millions)	2019	2018
Cash Flows from Operating Activities:
Net Income (Loss)	$(44)	$80
Adjustments to Reconcile Net Income (Loss) to Cash Flows from Operating Activities:
Depreciation and Amortization	193	199
Amortization and Write-Off of Debt Issuance Costs	4	3
Provision for Deferred Income Taxes	(23)	(17)
Net Rationalization Charges	103	37
Rationalization Payments	(18)	(106)
Net (Gains) Losses on Asset Sales	(5)	2
Operating Lease Expense Under New Accounting Standard	74	—
Operating Lease Payments Under New Accounting Standard	(71)	—
Pension Contributions and Direct Payments	(18)	(21)
Changes in Operating Assets and Liabilities, Net of Asset Acquisitions and Dispositions:
Accounts Receivable	(425)	(467)
Inventories	(93)	(81)
Accounts Payable - Trade	(71)	99
Compensation and Benefits	31	(16)
Other Current Liabilities	(11)	(64)
Other Assets and Liabilities	10	(37)

Total Cash Flows from Operating Activities	(364)	(389)
Cash Flows from Investing Activities:
Capital Expenditures	(221)	(248)
Short Term Securities Acquired	(31)	(8)
Short Term Securities Redeemed	31	8
Notes Receivable	(7)	—
Other Transactions	(16)	—

Total Cash Flows from Investing Activities	(244)	(248)
Cash Flows from Financing Activities:
Short Term Debt and Overdrafts Incurred	571	584
Short Term Debt and Overdrafts Paid	(485)	(518)
Long Term Debt Incurred	1,850	1,652
Long Term Debt Paid	(1,223)	(1,226)
Common Stock Issued	—	1
Common Stock Repurchased	—	(25)
Common Stock Dividends Paid	(37)	(34)
Transactions with Minority Interests in Subsidiaries	—	(22)
Debt Related Costs and Other Transactions	(31)	(13)

Total Cash Flows from Financing Activities	645	399
Effect of Exchange Rate Changes on Cash, Cash Equivalents and Restricted Cash	—	16

Net Change in Cash, Cash Equivalents and Restricted Cash	37	(222)
Cash, Cash Equivalents and Restricted Cash at Beginning of the Period	873	1,110

Cash, Cash Equivalents and Restricted Cash at End of the Period	$910	$888

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Non-GAAP Financial Measures (unaudited)

This earnings release presents Total Segment Operating Income and Margin, Adjusted Net Income and Adjusted Diluted Earnings Per Share (EPS), which are important financial measures for the company but are not financial measures defined by U.S. GAAP, and should not be construed as alternatives to corresponding financial measures presented in accordance with U.S. GAAP.

Total Segment Operating Income is the sum of the individual strategic business units’ (SBUs’) Segment Operating Income as determined in accordance with U.S. GAAP. Total Segment Operating Margin is Total Segment Operating Income divided by Net Sales as determined in accordance with U.S. GAAP. Management believes that Total Segment Operating Income and Margin are useful because they represent the aggregate value of income created by the company’s SBUs and exclude items not directly related to the SBUs for performance evaluation purposes.

The most directly comparable U.S. GAAP financial measure to Total Segment Operating Income is Goodyear Net Income and to Total Segment Operating Margin is Return on Sales (which is calculated by dividing Goodyear Net Income by Net Sales).

Adjusted Net Income is Goodyear Net Income as determined in accordance with U.S. GAAP adjusted for certain significant items. Adjusted Diluted EPS is the company’s Adjusted Net Income divided by Weighted Average Shares Outstanding-Diluted as determined in accordance with U.S. GAAP. Management believes that Adjusted Net Income and Adjusted Diluted EPS are useful because they represent how management reviews the operating results of the company excluding the impacts of rationalizations, asset write-offs, accelerated depreciation, asset sales and certain other significant items.

It should be noted that other companies may calculate similarly-titled non-GAAP financial measures differently and, as a result, the measures presented herein may not be comparable to such similarly-titled measures reported by other companies.

The company is unable to present a quantitative reconciliation of its forward-looking non-GAAP financial measure, Total Segment Operating Income, to the most directly comparable U.S. GAAP financial measure, Goodyear Net Income, because management cannot reliably predict all of the necessary components of Goodyear Net Income without unreasonable effort. Goodyear Net Income includes several significant items that are not included in Total Segment Operating Income, such as rationalization charges, other (income) expense, pension curtailments and settlements, and income taxes. The decisions and events that typically lead to the recognition of these and other similar non-GAAP adjustments, such as a decision to exit part of the company’s business, acquisitions and dispositions, foreign currency exchange gains and losses, financing fees, actions taken to manage the company’s pension liabilities, and the recording or release of tax valuation allowances, are inherently unpredictable as to if or when they may occur. The inability to provide a reconciliation is due to that unpredictability and the related difficulty in assessing the potential financial impact of the non-GAAP adjustments. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to the company’s future financial results.

See the tables below for reconciliations of historical Total Segment Operating Income and Margin, Adjusted Net Income and Adjusted Diluted EPS to the most directly comparable U.S. GAAP financial measures.

Segment Operating Income and Margin Reconciliation Table

	Three Months Ended
	March 31,
(In millions)	2019	2018
Total Segment Operating Income	$190	$281
Rationalizations	103	37
Interest Expense	85	76
Other (Income) Expense	22	37
Asset Write-offs and Accelerated Depreciation	—	1
Corporate Incentive Compensation Plans	1	4
Intercompany Profit Elimination	(4)	(3)
Retained Expenses of Divested Operations	3	3
Other	18	13

Income (Loss) before Income Taxes	$(38)	$113
United States and Foreign Taxes	6	33
Less: Minority Shareholders Net Income	17	5

Goodyear Net Income (Loss)	$(61)	$75

Sales	$3,598	$3,830
Return on Sales	(1.7)%	2.0%
Total Segment Operating Margin	5.3%	7.3%

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Adjusted Net Income and Adjusted Diluted Earnings per Share Reconciliation Tables

First Quarter 2019	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted*	Diluted EPS
(In millions, except EPS)
As Reported	$(38)	$6	$17	$(61)	232	$(0.26)
Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	103	18		85		0.36
Indirect Tax Settlements and Discrete Tax Items		(7)	(16)	23		0.10
Legal Claims Related to Discontinued Operations	5	1		4		0.02
Net Insurance Recovery from Hurricanes	(3)	(1)		(2)		(0.01)
Asset Sales	(5)	(1)		(4)		(0.02)

	100	10	(16)	106		0.45

As Adjusted	$62	$16	$1	$45	235	$0.19

*

Weighted Average Shares Outstanding – Diluted for the calculation of as-reported diluted EPS excludes 3 million weighted average shares outstanding for stock options and other securities that were anti-dilutive.

First Quarter 2018	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
As Reported	$113	$33	$5	$75	244	$0.31
Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	38	11		27		0.11
Discrete Tax Items		(7)		7		0.03
Pension Standard Change	9	2		7		0.03
Transaction Costs Related to Tire Hub	4	1		3		0.01
Hurricane Effect	3			3		0.01

	54	7		47		0.19

As Adjusted	$167	$40	$5	$122	244	$0.50

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